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                                                                      Exhibit 12

                          The Williams Companies, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)


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
                                                              Three months ended
                                                                March 31, 1998
                                                              ----------------
Earnings:
   Income before income taxes and extraordinary loss            $        118.4
   Add:
   Interest expense - net                                                109.8
   Rental expense representative of interest factor                       10.6
   Minority interest in income of consolidated subsidiaries                2.3
   Other                                                                   (.6)
                                                                --------------

         Total earnings as adjusted plus fixed charges          $        240.5
                                                                ==============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                       $        109.8
   Capitalized interest                                                    8.2
   Rental expense representative of interest factor                       10.6
   Pretax effect of dividends on preferred stock of
      the Company                                                          3.6
                                                                --------------
      Combined fixed charges and preferred stock dividend
           requirements                                         $        132.2
                                                                ==============

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                  1.82
                                                                ==============
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